EXHIBIT 9
CONSENT
     We hereby consent to the use of our name in the first and second paragraphs under the heading “Legal Opinions” in the prospectus supplement dated May 20, 2010 to the prospectus dated December 17, 2009 relating to securities issued pursuant to Registration Statement Nos. 333-148248 and 333-162531 of Export Development Canada.
May 27, 2010

/s/ Milbank, Tweed, Hadley & McCloy LLP
Milbank, Tweed, Hadley & McCloy LLP